SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

RF MONOLITHICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RF MONOLITHICS, INC.
4347 SIGMA ROAD
DALLAS, TEXAS 75244

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JANUARY 22, 2003

TO THE STOCKHOLDERS OF RF MONOLITHICS, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of RF MONOLITHICS, INC., a Delaware corporation (Company), will be held on Wednesday, January 22, 2003 at 10:00 a.m., local time, at the Addison Conference & Theatre Centre, 15650 Addison Road, Addison, Texas 75001-3285 for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.
To approve an amendment to the Company’s 1994 Non-Employee Directors’ Stock Option Plan, as amended, to increase (i) the automatic option grants to non-employee directors by 5,500 shares per year and (ii) the aggregate number of shares of Common Stock authorized for issuance under such plan by 100,000 shares.

3.	To approve an amendment to the Company’s 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.

4.	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending August 31, 2003.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on December 6, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

James P. Farley
Secretary

Dallas, Texas
December 20, 2002

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

RF MONOLITHICS, INC.
4347 SIGMA ROAD
DALLAS, TEXAS 75244

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

JANUARY 22, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (Board) of RF Monolithics, Inc., a Delaware corporation (Company), for use at the Annual Meeting of Stockholders to be held on Wednesday, January 22, 2003, at 10:00 a.m., local time, or at any adjournment or postponement thereof (Annual Meeting), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Addison Conference & Theatre Centre, 15650 Addison Road, Addison, Texas 75001-3285. The Company intends to mail this proxy statement and accompanying proxy card on or about Friday, December 20, 2002, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of Common Stock at the close of business on December 6, 2002 (Record Date) will be entitled to notice of and to vote at the Annual Meeting. The Company had outstanding 7,131,869 shares of Common Stock on the Record Date.

The presence at the meeting, in person or by a proxy relating to any matter to be acted upon at the meeting, of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the meeting. Each outstanding share is entitled to one vote on all matters, except as noted below. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, “uninstructed shares” means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, “broker non-votes” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions.

Election of Directors:  Directors are elected by a plurality of the votes present in person or by proxy and entitled to vote and the five nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Cumulative voting is not permitted.

Approval of an amendment to the 1994 Non-Employee Directors’ Stock Option Plan, as amended:  To be approved, the amendment to the 1994 Non-Employee Directors’ Stock Option Plan, as amended, must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

Approval of an amendment to the 1997 Equity Incentive Plan, as amended:  To be approved, the amendment to the 1997 Equity Incentive Plan must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

Approval of Auditors:  To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 4347 Sigma Road, Dallas, Texas 75244, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

Proposals of stockholders that are intended to be presented at the Company’s 2004 Annual Meeting of Stockholders must be received by the Company not later than August 15, 2003 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

In addition, the rules of the Securities and Exchange Commission (SEC) allow the Company to use discretionary voting authority to vote on any matter coming before the 2004 Annual Meeting of Stockholders that is not included in the proxy statement for that meeting if the Company does not have notice of the matter by October 29, 2003.

PROPOSAL 1

ELECTION OF DIRECTORS

There are five nominees for the Board positions presently authorized. Your proxy cannot be voted for a greater number of persons than the number of nominees named. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of the Company.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

The names of the nominees and certain information about them are set forth below:

NAME	AGE	PRINCIPAL OCCUPATION/ POSITION HELD
David M. Kirk	42	President and Chief Executive Officer of the Company
Michael R. Bernique	58	Chairman of the Board of the Company, President and Chief Executive Officer, TelOptica, Inc.
Cornelius C. Bond, Jr	69	Retired, formerly General Partner, New Enterprise Associates
Dean C. Campbell	52	Former General Partner, Campbell Venture Management
Francis J. Hughes, Jr.	52	General Partner, American Research and Development

David M. Kirk has served on the Company’s Board since November 1999. In November 1999, Mr. Kirk was also elected as the Company’s President and Chief Executive Officer to replace Sam L. Densmore after his retirement. From May 1998 until November 1999, Mr. Kirk served the Company as Vice President, Marketing. Prior to joining the Company, Mr. Kirk served as Director of Marketing of Murata Electronics North America, Inc., an electronic component company, from June 1995 to May 1998. Mr. Kirk has a B.S.E.E. from Clemson University.

Michael R. Bernique has served on the Company’s Board since October 1997 and as Chairman of the Board since November 1999. Mr. Bernique is currently the President and Chief Executive Officer of TelOptica, Inc., a developer of software that helps companies design and optimize fiber-optic telecommunications networks. Effective January 1, 2003, Mr. Bernique will become Chairman of the Board of TelOptica, Inc. and will no longer serve as President and Chief Executive Officer. Since 1999, Mr. Bernique has also served as a director of Ceramics Process Systems Corporation, a manufacturer of advanced metal-matrix composites and ceramic components. Mr. Bernique served as President of Satellite Data Networks Group for Next Level Systems, Inc., a telecommunications company, in 1996 and 1997. From 1993 to 1995, Mr. Bernique served as Sr. Vice President, North American Sales and Service at DSC Communications (DSC), a telecommunications company, and from 1992 to 1993 he served as Vice President and General Manager of the Transmission Products Division of DSC.

Cornelius C. Bond, Jr. has served on the Company’s Board since November 1992. From 1982 to 1997, he was a general partner of various New Enterprise Associates venture capital funds. Mr. Bond is a director of Spectranetics, Inc., a medical device company, and several private companies. He also serves on the Board of Advisors to the Princeton School of Engineering.

Dean C. Campbell has served on the Company’s Board since May 1989. From 1982 to December 2000, Mr. Campbell was the Managing General Partner of Campbell Venture Management, a venture capital fund. From 1989 to 1999, Mr. Campbell served as a director of Texas Micro Inc. (formerly known as Sequoia Systems), a manufacturer of ruggedized systems, acquired by RadiSys Corporation, a designer and manufacturer of embedded computer solutions, in August 1999. From 1989 to 1998, Mr. Campbell served as a director of Telco Systems, Inc., a manufacturer of telecommunications devices.

Francis J. Hughes, Jr. has served on the Company’s Board since 1983. Mr. Hughes joined American Research & Development, a private venture capital firm, in January 1982, became Chief Operating Officer in November 1990 and President in June 1992. He has been a general partner of four American Research & Development venture capital funds, as well as a general partner of Hospitality Technology Funds, L.P. He is also a partner of Egan-Managed Capital, a private venture capital firm which he co-founded in 1997. Mr. Hughes also serves as a director of Ceramics Process Systems Corporation, a manufacturer of advanced metal-matrix composites and ceramic components. He also served as Chairman of the Board of Texas Micro Inc. (formerly known as Sequoia Systems), a manufacturer of ruggedized computers, acquired by RadiSys Corporation, a designer and manufacturer of embedded computer solutions, in August 1999.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended August 31, 2002 the Board held eight meetings. The Board has an Audit Committee and a Compensation Committee, but not a Nominating Committee.

The Audit Committee: (i) meets with the Company’s independent auditors quarterly to discuss financial statements and at least once annually to review the results of the annual audit and discuss the financial statements; (ii) recommends to the Board the independent auditors to be retained; and (iii) receives and considers the accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Messrs. Bond, Campbell and Hughes. It met six times during the fiscal year ended August 31, 2002.

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company’s stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Bond, Campbell and Hughes. It met five times during the fiscal year ended August 31, 2002.

During the fiscal year ended August 31, 2002, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served held during the period for which he was a director or committee member.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE 1994 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

In April 1994, the Board adopted the Company’s 1994 Non-Employee Directors’ Stock Option Plan (Directors’ Plan), and the stockholders subsequently approved the Directors’ Plan.

In September 2002, the Board amended the Directors’ Plan, subject to stockholder approval, (i) to increase the automatic option grants to non-employee directors under the Directors’ Plan to give such non-employee directors the option to purchase 10,000 shares of Common Stock of the Company, rather than 4,500 shares, and (ii) to increase the number of shares authorized for issuance under the Directors’ Plan from 275,000 shares to 375,000 shares. The Company has not increased compensation for non-employee directors since 1994 when the Company made its initial public offering. The Company expects that its non-employee directors will be required to spend additional time to carry out its various corporate governance initiatives in connection with the newly-enacted Sarbanes-Oxley Act and various rules recently adopted or proposed by the SEC and Nasdaq. The Board adopted these amendments to ensure that the Company can continue to attract and retain the services of persons capable of serving on the Board of Directors of the Company and to provide incentives for such persons to exert maximum efforts to promote the success of the Company. If approved, this amendment will be effective as of September 2002, and annual non-employee director grants as of a later date will be for 10,000 shares each.

As of October 31, 2002, options (net of canceled or expired options) covering an aggregate of 168,768 shares of the Company’s Common Stock had been granted under the Directors’ Plan. Only 99,000 shares of Common Stock (plus any shares that might in the future be returned to the Directors’ Plan as a result of cancellations or expiration of options) remained available for future grant under the Directors’ Plan.

Stockholders are requested in this Proposal 2 to approve the amendments to the Directors’ Plan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

The essential features of the Directors’ Plan are outlined below:

General

The Directors’ Plan provides for the automatic grant of nonstatutory stock options. Options granted under the Directors’ Plan are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of nonstatutory stock options.

Purpose

The Board adopted the Directors’ Plan to provide a means by which non-employee directors of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Four of the current directors of the Company are eligible to participate in the Directors’ Plan.

Administration

The Board administers the Directors’ Plan. The Board has the power to construe and interpret the Directors’ Plan but not to determine the persons to whom or the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration or the other terms of the option.

The Board has the power to delegate administration of the Directors’ Plan to a committee composed of not fewer than two members of the Board. The Board has not delegated administration of the Directors’ Plan to any committee of the Board.

Eligibility

The Directors’ Plan provides that options may be granted only to non-employee directors of the Company. A “non-employee director” is defined in the Directors’ Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate of the Company.

Stock Subject to the Directors’ Plan

Subject to stockholder approval of this proposal, an aggregate of 375,000 shares of Common Stock is reserved for issuance under the Directors’ Plan, as amended. If options granted under the Directors’ Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again become available for issuance under the Directors’ Plan. If the Company reacquires unvested stock issued under the Directors’ Plan, the reacquired stock will again become available for reissuance under the Directors’ Plan.

Automatic Grant

Option grants under the Directors’ Plan are non-discretionary. Pursuant to the terms of the Directors’ Plan, each person elected for the first time to be a non-employee director of the Company will automatically be granted an option to purchase 12,500 shares of Common Stock upon the date of his or her initial election as a non-employee director by the Board or the stockholders of the Company. On January 1st of each year (or the next business day should such date be a legal holiday), each member of the Company’s Board of Directors who is not an employee of the Company and has served as a non-employee director for at least three months is automatically granted under the Directors’ Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 4,500 shares of Common Stock of the Company. Subject to the stockholder approval of this proposal, this automatic option grant would be increased to give such non-employee director the option to purchase 10,000 shares of Common Stock of the Company. No other options may be granted at any time under the Directors’ Plan.

Exercise Price; Payment

The exercise price of options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant. At December 6, 2002, the closing price of the Company’s Common Stock as reported by the NASDAQ Stock Market was $2.60 per share.

The exercise price of options granted under the Directors’ Plan must be paid either (i) in cash at the time the option is exercised (ii) by delivery of other Common Stock of the Company, (iii) under a “same day sale” program established by the Company or (iv) payment by a combination of such payment methods; however, the Company currently is not permitting payments using method (iii) above because of the uncertainty as to whether such method is prohibited by the recently-enacted Sarbanes-Oxley Act.

In the event of a decline in the value of the Company’s Common Stock, the Board does not have the authority to offer non-employee directors the opportunity to replace outstanding higher priced options with new lower priced options.

Options granted under the Directors’ Plan become exercisable in cumulative increments as set out in the Directors’ Plan during the non-employee director’s service as a non-employee director, employee of and consultant to the Company or an affiliate of the Company. Options are subject to vesting over a four-year period commencing one year after the date of grant.

Term

The term of options under the Directors’ Plan commence on the date of grant and, unless sooner terminated pursuant to the terms of the Directors’ Plan, expire 10 years from the date of grant. If the non-employee director’s service terminates for any reason (except death), the option terminates on the earlier of (i) the expiration date or (ii) the date 6 months following the date of termination of service. Upon the death of a non-employee director, the option terminates upon the earlier of (i) the expiration date or (ii) the date 6 months following the date of death.

Other Provisions

The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors’ Plan as determined by the Board.

Transferability

The non-employee director may not transfer an option otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. During the lifetime of the non-employee director, an option may be exercised only by the non-employee director or his guardian or legal representative.

Adjustment Provisions

In the event of a transaction not involving receipt of consideration by the Company (such as a merger, consolidation, reorganization, stock dividend, or stock split) the Directors’ Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Directors’ Plan, and outstanding options will be adjusted as to the class, number of shares and price per share of Common Stock subject to such options.

Effect of Certain Corporate Events

The Directors’ Plan provides that, in the event of specified types of merger or other corporate reorganization, the vesting and the time during which options may be exercised will be accelerated. An outstanding option will terminate if the non-employee director does not exercise it before such events occur. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination

The Board may suspend or terminate the Directors’ Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Directors’ Plan will terminate on April 19, 2004.

The Board may also amend the Directors’ Plan at any time or from time to time; provided, however, that the Board shall not amend the Directors’ Plan more than once every 6 months with respect to the provisions in the Directors’ Plan which relate to the amount, price and timing of grants other than to comport with applicable laws. No amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Directors’ Plan to satisfy Rule 16b-3 of the Exchange Act); (ii) increase the number of shares reserved for issuance upon exercise of options; or (iii) change any other provision of the Directors’ Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act. The Board may submit any other amendment to the Directors’ Plan for stockholder approval.

Federal Income Tax Information

Nonstatutory stock options granted under the Directors’ Plan generally have the following federal income tax consequences:

There are no tax consequences to the non-employee director or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the non-employee director normally will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the option exercise price. Generally, the Company is not required to withhold income taxes with respect to non-employee directors. Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the non-employee director. Upon disposition of the stock, the non-employee director will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on how long the non-employee director holds the stock. Long-term capital gains currently are generally subject to lower tax rates than ordinary.

PROPOSAL 3

APPROVAL OF THE AMENDMENT TO THE 1997 EQUITY INCENTIVE PLAN

In 1982, the Board adopted, and the stockholders subsequently approved, the Company’s Amended and Restated 1982 Stock Option Plan. In October 1997, the Board amended and restated the 1982 Plan as the 1997 Equity Incentive Plan (1997 Plan), and the stockholders subsequently approved the 1997 Plan, to enhance the flexibility of the Board and the Compensation Committee in granting stock awards to the Company’s employees, directors and consultants and to increase the number of shares authorized for issuance under the 1997 Plan.

In September 2002, the Board amended the 1997 Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the 1997 Plan from a total of 1,675,000 shares to 1,875,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options and restricted stock purchase awards at levels determined appropriate by the Board and the Compensation Committee. The individuals eligible to participate under the 1997 Plan are the Company’s employees, directors and consultants, including those persons named in the Summary Compensation Table.

As of October 31, 2002, options (net of canceled or expired options) covering an aggregate of 1,039,928 shares of the Company’s Common Stock had been granted under the 1997 Plan, and 98,603 shares (plus any shares that might in the future be returned to the 1997 Plan as a result of cancellations or expiration of options) remained available for future grant under the 1997 Plan.

Stockholders are requested in this Proposal 3 to approve the amendment to the 1997 Plan, as amended.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

The essential features of the 1997 Plan, as amended, are outlined below:

General

The 1997 Plan provides for the grant or issuance of incentive stock options to employees and nonstatutory stock options, restricted stock purchase awards, and stock bonuses to consultants, employees and directors. Incentive stock options granted under the 1997 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code. Nonstatutory stock options granted under the 1997 Plan are not intended to qualify as incentive stock options under the Internal Revenue Code. See “Federal Income Tax Information” for a discussion of the tax treatment of the various awards included in the 1997 Plan.

Purpose

The 1997 Plan provides a means by which selected employees and directors of, and consultants to, the Company, and its affiliates, may be given an opportunity to purchase Common Stock of the Company. The Company, by means of the 1997 Plan, seeks to retain the services of persons who are now employees of or consultants to the Company or its affiliates, to secure and retain the services of new employees and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

Forms of Benefit

The 1997 Plan is a comprehensive, stock-based incentive compensation plan, providing for discretionary awards of incentive stock options, nonstatutory stock options, restricted stock purchase awards, stock bonuses, or stock awards.

Administration

The 1997 Plan is administered by the Board unless and until the Board delegates administration to a committee composed of not fewer than two Board members, all of the members of which committee may be non-employee directors and may also be outside directors, in the discretion of the Board. If administration has been delegated to a committee, the committee will have, in connection with the administration of the 1997 Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the 1997 Plan, as may be adopted from time to time by the Board. The Board or committee may delegate to a committee of one or more members of the Board the authority to grant stock awards to eligible persons who are not then subject to Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act) and/or who are either (i) not then employees covered by Section 162(m) of the Internal Revenue Code, and are not expected to be covered by Section 162(m) of the Internal Revenue Code at the time of recognition of income resulting from such stock award, or (ii) not persons with respect to whom the Company wishes to avoid the application of Section 162(m) of the Internal Revenue Code. The Board may abolish such committee at any time and revest in the Board the administration of the 1997 Plan. The Board has delegated the administration of the 1997 Plan to the Compensation Committee. As used herein with respect to the 1997 Plan, the “Board” refers to the Compensation Committee as well as to the Board itself.

The Board has the power to determine from time to time which of the persons eligible under the 1997 Plan shall be granted awards, the type of awards to be granted and when and how each award shall be granted. The Board also has the authority to construe and interpret the 1997 Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board may correct any defect in the 1997 Plan or in any award agreement to make the 1997 Plan fully effective.

Shares Subject to the 1997 Plan

Subject to stockholder approval of this proposal, the Common Stock that may be sold pursuant to awards under the 1997 Plan, as amended, shall not exceed in the aggregate 1,875,000 shares of the Company’s Common Stock. If any award expires or terminates, in whole or in part, without having been exercised in full, the stock not issued under the award will revert to and again become available for issuance under the 1997 Plan. The Common Stock subject to the 1997 Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

Eligibility

Incentive stock options may be granted only to employees. Nonstatutory stock options, restricted stock purchase awards, and stock bonuses may be granted only to employees, directors or consultants.

No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company unless the exercise price of such option is at least one hundred ten percent (110%) of the fair market value of such Common Stock subject to the option at the date of grant and the option is not exercisable after the expiration of five (5) years from the date of grant. In order to entitle the Company to grant options that are considered exempt as “performance-based compensation,” pursuant to Section 162(m) of the Internal Revenue Code, the 1997 Plan has

a limit on the number of options that may be granted to any person in a given period. The current limit under the 1997 Plan is two hundred fifty thousand (250,000) shares of the Company’s Common Stock in any calendar year.

Term and Termination

No option is exercisable after the expiration of ten (10) years from the date it was granted.

In the event an optionee’s continuous status as an employee, director or consultant is terminated, the optionee may exercise his or her option (to the extent that the optionee was entitled to exercise it at the time of termination) for a given period of time determined by the Board provided in the option agreement. Generally, an option granted under the 1997 Plan must be exercised within the earlier of (i) the date three (3) months following the termination of the continuous service and (ii) the expiration of the term of the option as set forth in the option agreement.

An optionee’s option agreement may also provide that if the exercise of the option following the termination of the optionee’s continuous status as an employee, director, or consultant would result in liability under Section 16(b) of the Exchange Act, then the option shall terminate on the earlier of (i) the expiration of the term of the option set forth in the option agreement, or (ii) the tenth (10th) day after the last date on which the exercise would result in liability under Section 16(b) of the Exchange Act. Finally, an optionee’s option agreement may also provide that if the exercise of the option following the termination of the optionee’s continuous status as an employee, director or consultant would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the option shall terminate on the earlier of (i) the expiration of the term of the option as set forth in the immediately preceding paragraph, or (ii) the expiration of a period of three (3) months after the termination of the optionee’s continuous status as an employee, director or consultant during which the exercise of the option would not be in violation of such registration requirements.

In the event an optionee’s continuous status as an employee, director or consultant terminates as a result of the optionee’s death or disability, the optionee (or such optionee’s estate, heirs or beneficiaries) may exercise his or her option for a given period of time determined by the Board and established in the option agreement. Generally, an option granted under the 1997 Plan must be exercised within the earlier of (i) the period of time established by the Board and (ii) the expiration of the term of the option as set forth in the option agreement.

In the event a stock bonus or restricted stock recipient’s continuous status as an employee, director or consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and the person.

Exercise Price

The exercise price of each incentive stock option will not be less than one hundred percent (100%) of the fair market value of the Company’s Common Stock on the date of grant. The exercise price of each nonstatutory stock option shall be determined on the date of grant by the Board. The purchase price of restricted stock shall be determined and designated by the Board. Stock bonuses may be awarded in consideration for past services actually rendered to the Company or for its benefit. At December 6, 2002, the closing price of the Company’s Common Stock as reported by the NASDAQ Stock Market was $2.60 per share.

In the event of a decline in the value of the Company’s Common Stock, the Board, under the 1997 Plan, as amended, does not have the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

Consideration

The purchase price of stock acquired pursuant to a stock award may be paid either in cash at the time of exercise or purchase, or (if determined by the Board at the time of grant of an option) by deferred payment or other arrangement or in any other form of legal consideration that may be acceptable to the Board, which may include that the purchase price may be paid by delivery to the Company of other Common Stock of the Company. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the treatment as interest of amounts that are not stated to be interest. The

Company has ceased extending credit to fund the exercise of options to the extent it believes that such activity is proscribed under the recently-enacted Sarbanes-Oxley Act.

Transferability

An incentive stock option is not transferable except by will or by the laws of descent and distribution, and is exercisable during the lifetime of the person to whom the incentive stock option is granted only by that person. A nonstatutory stock option, stock bonus, or restricted stock award generally will be transferable only as provided in the stock award agreement. An optionee may designate a beneficiary who may exercise his or her option after death.

Vesting

The total number of shares of stock subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable, or vest with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to that period and/or any prior period as to which the option became vested but was not fully exercised. The option agreement may also provide that an optionee may exercise an option prior to full vesting, provided that the Company may have a repurchase right with respect to any unvested shares.

Restricted stock purchase awards and stock bonuses granted under the 1997 Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board.

Adjustments upon Changes in Stock

If any change is made in the Common Stock subject to the 1997 Plan, or subject to any Stock Award, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class(es) and maximum number of shares subject to the 1997 Plan, the maximum annual award applicable under the 1997 Plan and the class(es) and number of shares and price per share of stock subject to outstanding stock awards will be appropriately adjusted.

In the event of (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of either (i) the then outstanding shares of common stock of the Company, or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board, (b) a change in the composition of the Board in connection with or in anticipation of, any acquisition, merger or reorganization in which individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board, or (c) the sale or other disposition of all or substantially all of the assets of the Company, then any surviving corporation shall assume any stock awards outstanding under the 1997 Plan or shall substitute similar awards for those outstanding under the 1997 Plan or such stock awards shall continue in full force and effect. In the event a surviving corporation refuses to assume such stock awards or substitute similar awards, then, with respect to stock awards held by persons then performing services as employees, directors or consultants, the time during which the stock awards may be exercised shall be accelerated prior to completion of such transaction and those stock awards terminated if not exercised prior to such transaction. If any surviving corporation assumes stock awards outstanding under the 1997 Plan or substitutes similar stock awards for those outstanding under the 1997 Plan, then if the holder of a Stock Award (or substitute stock award) is terminated for any reason other than (i) death, (ii) cause (as defined in the 1997 Plan, as amended), (iii) disability which prevents the holder of the stock award from performing his or her duties for more than one hundred and eighty (180) days during any twelve (12) month period, or (iv) voluntary resignation (as defined in the 1997 Plan), then the vesting of the award shall be accelerated in full and, if applicable, such award shall be exercisable in full for the post-termination exercise period provided in such award’s agreement.

Amendment of the 1997 Plan

The Board at any time, and from time to time, may amend the 1997 Plan. However, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will increase the number of shares reserved for stock awards under the 1997 Plan, modify the requirements as to eligibility for participation or in any other way if such modification requires stockholder approval in order for the 1997 Plan to satisfy the requirements of Section 422 of the Internal Revenue Code, Rule 16b-3, or any Nasdaq or securities exchange requirements. The Board may in its sole discretion submit any other amendment to the 1997 Plan for stockholder approval.

Rights and obligations under any Stock Award granted before an amendment to the 1997 Plan shall not be impaired by such amendment unless the Company requests the consent of the party to whom the Stock Award was granted and such person consents in writing.

Termination or Suspension of the 1997 Plan

The Board may suspend or terminate the 1997 Plan at any time. Unless sooner terminated, the 1997 Plan shall terminate on October 7, 2007. No stock awards may be granted under the 1997 Plan while the 1997 Plan is suspended or after it is terminated.

Federal Income Tax Information

Incentive Stock Options.  Incentive stock options under the 1997 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under Section 422 of the Internal Revenue Code.

There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee’s alternative minimum tax liability, if any.

If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods, the optionee shall be deemed to have made a disqualifying disposition, and at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the optionee’s actual gain, if any, on the purchase and sale. The optionee’s additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the optionee holds the stock. Capital gains are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses.  Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the 1997 Plan generally have the following federal income tax consequences:

There are no tax consequences to the participant or the Company by reason of the grant of a nonstatutory stock option. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Potential Limitation on Company Deductions.  Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the 1997 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of outside directors and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

Compensation attributable to restricted stock and stock bonuses will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of outside directors and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of outside directors, (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the Board has selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending August 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company’s financial statements since August 1986. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

During the fiscal year ended August 31, 2002 fees billed to the Company by Deloitte & Touche LLP were as follows:

Audit Fees. Fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q were $84,550.

Financial Information System Design and Implementation Fees. No fees were billed by Deloitte & Touche LLP for financial information system design and implementation services.

All Other Fees. Deloitte & Touche LLP’s fees for all other professional services rendered to the Company totaled $43,249. These fees related to the filing of the Company’s federal income tax and franchise tax returns for 2001 ($21,268), auditing of the Company’s 401k plan for 2001 ($12,721), and various international trade issues ($9,260).

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors is not required by the Company’s By-laws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

EXECUTIVE OFFICERS OF THE REGISTRANT

Name of Officer	Age	Positions and Offices Presently Held	Date First Elected To Present Offices	Business Experience (Preceding Five Years)
David M. Kirk	42	President and Chief Executive, Director	November 10, 1999
President and Chief Executive of the Company; prior thereto, VP Marketing of the Company; prior thereto, Director of Marketing for Murata Electronics of North America, Inc.; prior thereto, Group Product Manager for Murata Electronics of North America, Inc.

Harley E Barnes III	44	Chief Financial Officer	December 3, 2001	Chief Financial Officer of the Company; prior thereto, Mentor at STARTech Early Ventures; prior thereto, Consultant with TeleCentric, Inc.; prior thereto, VP of Alcatel USA, Inc.

Darrell L. Ash	58	Senior Vice-President & Chief Development Officer	July 10, 1995	Original founder (with two others) of the Company in 1979, Sr. VP & Chief Development Officer; prior thereto, Sr. VP Chief Technical Officer; prior thereto, Sr. VP Engineering.

David B. Crawford	49	Vice-President, Sales	May 3, 1999	VP Sales of the Company; prior thereto, VP of Sales for Kingston Technology; prior thereto, Director of Sales for Hitachi America, Inc.

James P. Farley	53	Vice-President, Controller & Secretary	October 1, 1997	VP, Controller & Secretary of the Company; prior thereto, Controller for the Company.

Robert J. Kansy	55	Vice-President Engineering	January 27, 1997	VP Engineering of the Company; prior thereto, Manager Solid State Technology at Q-Dot, Inc., a designer of integrated circuits for government and commercial applications.

Jon S. Prokop	60	Vice-President, Manufacturing	November 16, 2000
VP Manufacturing of the Company; prior thereto, Director, Manufacturing Engineering at the Company; prior thereto, Packaging Department Manager at the Company; prior thereto, Head of Electronic Packaging of Sarnoff Corp., primarily a developer of technology used by manufacturers of commercial, consumer and defense electronic systems.

David T. Somerville	65	Vice-President Corporate Development & Quality	December 17, 1999	VP Corporate Development & Quality of the Company; prior thereto, VP of Corporate Development at the Company; prior thereto, VP Manufacturing at the Company.

There is no family relationship between any of the above-named executive officers.

TRANSACTIONS WITH AND INDEBTEDNESS OF MANAGEMENT

On June 23, 1999, Michael R. Bernique, a director of the Company, entered into a consulting agreement with the Company terminable upon 30 days’ notice and providing for consulting fees of $750 per week. Pursuant to this agreement, Mr. Bernique was granted the option to purchase 40,000 shares of the Company’s Common Stock. The options vest at the rate of 1/48th per month of service under the agreement at an exercise price of $8.875, the fair market value of the Company’s Common Stock on June 23, 1999, the date of grant.

On November 30, 1999, Darrell L. Ash, Senior Vice President and Chief Development Officer of the Company, gave a promissory note in favor of the Company in the original principal amount of $71,491.22 secured by a pledge of personal property at an interest rate of 4.9% in connection with the exercise of Mr. Ash’s option to purchase 26,666 shares of the Company’s Common Stock. The note was fully paid by Mr. Ash on November 22, 2002.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of October 31, 2002 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total (2)
Orin Hirschman (3) 101 East 52nd Street New York, NY 10022	758,672	10.6%

LeRoy C. Kopp (4) 7701 France Avenue South Suite 500 Edina, MN 55435	575,700	8.1%

Quaker Capital Management Corporation (5) 401 Wood Street, Suite 1300 Pittsburgh, PA 15222	427,750	6.0%

Michael R. Bernique (6)	96,968	1.4%

Cornelius C. Bond, Jr. (7)	134,193	1.9%

Dean C. Campbell (8)	210,829	3.0%

Francis J. Hughes, Jr. (9)	94,326	1.4%

David M. Kirk (10)	163,303	2.3%

Darrell L. Ash (11)	130,164	1.8%

David B. Crawford (12)	53,362	*

Jon S. Prokop (13)	49,776	*

Robert J. Kansy (14)	67,544	*

All executive officers and directors as a group (12 persons) (15)	1,159,254	16.3%

* Less than one percent.

1.
This table is based upon information supplied by officers and directors, Section 16 reports and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

2.	Applicable percentages are based upon 7,131,869 shares outstanding on October 31, 2002, adjusted as required by rules promulgated by the SEC.

3.
The Company has reason to believe that this includes 379,336 three-year warrants (expiring on December 14, 2003) entitling Mr. Hirschman to purchase one share for each warrant at an exercise price of $7.50, that are exercisable within 60 days of October 31, 2002.

4.
LeRoy C. Kopp shares sole voting power and dispositive power with respect to 90,000 shares. Mr. Kopp owns Kopp Holding Company, which in turn owns Kopp Investment Advisors, Inc. Kopp Investment Advisors, Inc. holds sole voting power with respect to 365,000 shares, sole dispositive power with respect to 320,000 shares, and shares dispositive power with respect to 165,700 shares with its clients.

5.	Quaker Capital Management Corporation holds sole voting and dispositive power with respect to 21,950 shares, and shares voting and dispositive power with respect to 405,800 shares with its clients.

6.	Includes 77,968 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 2002.

7.
Represents (i) 33,303 shares held through NEA Partners, (ii) 28,901 shares held in The Bond Family Trust, (iii) 52 shares held in the Bond Survivor’s Trust, (iv) 346 shares held in Bond Exempt Marital Trust, and 52 shares directly held. Also includes 34,999 shares issuable upon exercise of options, and 26,666 three-year warrants (expiring on December 13, 2003) entitling the Bond Family Trust to purchase one share for each warrant at an exercise price of $7.50, that are exercisable within 60 days of October 31, 2002.

8.
Includes (i) 40,000 shares held by the Delaware Charter Guarantee & Trust Company FBO Dean C. Campbell – IRA, (ii) 6,500 shares held in the LBC 1992 Irrevocable Trust, (iii) 6,500 shares held in the JHC 1992 Irrevocable Trust, (iv) 1,000 shares held in the Raymond W. Campbell Non-Marital Trust A, (v) 18,000 shares held in the Raymond W. Campbell Non-Marital Trust B and (vi) 68,278 shares directly held. Also includes 40,551 shares issuable upon exercise of options, and 30,000 three-year warrants (expiring on December 12, 2003) entitling the LBC 1992 Irrevocable Trust to purchase one share for each warrant at an exercise price of $7.50, that are exercisable within 60 days of October 31, 2002.

9.	Includes 40,551 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 2002.

10.	Includes 131,076 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 2002.

11.	Includes 54,449 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 2002.

12.	Represents 46,166 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 2002.

13.	Includes 35,958 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 2002.

14.	Includes 57,099 shares issuable upon exercise of options that are exercisable within 60 days of October 31, 2002.

15.
Includes an aggregate of 612,032 shares issuable upon exercise of options held by executive officers and directors, and 56,666 three-year warrants entitling the Bond Family Trust and the LBC 1992 Irrevocable Trust to purchase one share for each warrant at an exercise price of $7.50, that are exercisable within 60 days of October 31, 2002.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with and no reports or transactions were filed late, except that one report was filed by Mr. Barnes disclosing two late transactions.

DIRECTOR COMPENSATION

Compensation of Directors

Each non-employee director of the Company receives a quarterly retainer of $3,000, a per meeting fee of $1,000 per day for each board meeting attended by a member in person, or if not in person, a per meeting fee of $500 for each board meeting attended by a member telephonically. The members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Effective the fourth quarter of the fiscal year ended 2001 and continuing through the third quarter of the fiscal year ended 2002, the members of the Board elected to temporarily waive their quarterly retainer. The quarterly retainer was reinstated in June 2002 commencing with the fourth quarter of the fiscal year ended 2002.

Each non-employee director of the Company also receives stock option grants under the Directors’ Plan as described in detail in Proposal 2. Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan do not qualify as incentive stock options under the Code.

During the last fiscal year, each of Messr. Bernique, Bond, Campbell and Hughes received an automatic grant of options to purchase 4,500 shares of Common Stock under the Directors’ Plan at an exercise price of $3.26, the fair market value of the Common Stock as of January 3, 2002, the date of grant. During fiscal year 2002, no options were exercised under the Directors’ Plan. Mr. Bernique has entered into a consulting agreement with the Company as described herein under the heading Transactions With and Indebtedness of Management.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows for the fiscal year ended August 31, 2002, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at August 31, 2002 whose total annual salary and bonus exceeded $100,000 during the fiscal year ended August 31, 2002:

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)	Restricted Stock Award($) ($)	Securities Underlying Options (#)	All Other Compenstion ($)
David M. Kirk	2002	168,590	27,000	8,469	0	20,000	300
President	2001	175,120	25,000	0	63,200	40,000	510
Chief Executive Officer	2000	168,619	0	0	0	70,000	300

Darrell L. Ash	2002	120,925	2,000	2,541	0	5,000	1,003
Senior Vice President and	2001	125,631	0	0	18,960	15,000	1,773
Chief Technical Officer	2000	124,361	0	0	0	5,000	1,388

David B. Crawford	2002	134,880	0	26,117	0	5,000	405
Vice President, Sales	2001	140,120	0	42,700	18,960	20,000	800
	2000	145,890	10,000	96,365	0	40,000	607

Robert J. Kansy	2002	120,443	2,000	2,541	0	5,000	851
Vice President, Engineering	2001	125,120	0	0	18,960	10,000	1,152
	2000	125,080	0	0	0	10,000	852

Jon S. Prokop	2002	127,993	2,000	5,081	0	5,000	918
Vice President,	2001	130,887	0	0	37,920	30,000	585
Manufacturing	2000	117,155	0	0	0	14,800	460

Amounts reported as Salary for 2002 reflect a temporary salary reduction of 5% imposed for a period of seven months during such year, which reduction is not in effect for the fiscal year ending 2003.

Amounts reported as All Other Compensation represent premiums paid by the Company on a life insurance policy for these individuals. The Company is not the beneficiary of the policies.

Amounts reported as Other Annual Compensation for 2002 for David B. Crawford represent $23,576 paid as commissions and $2,541 paid on Mr. Crawford’s behalf for income taxes associated with the vesting of restricted stock. Amounts reported as Other Annual Compensation for 2001 for David B. Crawford represent $42,700 paid as commissions. Amounts reported as Other Annual Compensation for 2000 for David B. Crawford represent $66,233 paid as commissions and $30,132 paid as relocation allowances. Amounts reported as Other Annual Compensation for 2002 for Messrs. Kirk, Ash, Kansy and Prokop represent income taxes paid on each such individual’s behalf associated with the vesting of restricted stock.

Amounts reported as Retricted Stock Awards for 2001 are based on the fair market value of the Company’s Common Stock on the date of grant, which was $3.1600 per share. The underlying shares are 20,000, 6,000, 6,000, 6,000, and 12,000 respectively for Messrs. Kirk, Ash, Crawford, Kansy and Prokop. The Restricted Stock Awards vest upon successful attainment of specific corporate goals for the fiscal year ending August 31, 2002. As a result of attainment of corporate goals for the fiscal year ending August 31, 2002, Messrs, Kirk, Ash, Crawford, Kansy and Prokop have fully vested in 6,600, 1,980, 1,980, 1,980, and 3,960 of such shares, respectively.

The number and market value of the restricted stock holdings at August 31, 2002 held by Messrs. Kirk, Ash, Crawford, Kansy and Prokop were 15,150 ($60,448), 4,820 ($19,232), 4,020 ($16,040), 4,820 ($19,232), and 8,290 ($33,077), respectively.

Although it has been the Company’s policy not to pay and the Company does not have any plans to pay dividends on the restricted stock, the Company may choose to do so in the future.

Each of the executive officers described in the Summary Compensation Table above has entered into a change-of-control agreement with the Company. Each agreement provides that if, following a change-in-control, the officer is terminated by the Company for any reason other than (i) death, (ii) cause, (iii) illness, accident, or other physical or mental incapacity, or (iv) voluntary resignation, the officer is entitled to receive a payment of (x) up to two times his annualized base salary and largest annual cash bonus during the immediately preceding three fiscal years; (y) a payment equal to 12 months’ cost to the Company of the then-existing employee benefits; and (z) a gross-up payment to offset any excise tax which may result from such change-in-control payments. Options granted to each officer at the time of the change-in-control may also be subject to accelerated vesting as described in such plans and may be immediately exercisable.

STOCK OPTION GRANTS AND EXERCISES

The Company has stock options outstanding held by its executive officers under two of its stock option plans: its 1986 Supplemental Stock Option Plan (1986 Plan) and its 1997 Plan as previously described in detail in Proposal 3.

Pursuant to the 1986 Plan, the Company may grant nonstatutory stock options to key employees, directors of or consultants or advisors to the Company. A total of 712,500 shares of Common Stock have been reserved for issuance under the 1986 Plan.

The 1986 Plan is administered by the Compensation Committee. No vesting is required under the 1986 Plan, although it may be imposed by the Compensation Committee. The maximum term of a stock option under the 1986 Plan is ten years, but if the optionee at the time of grant has voting power over more than 10% of the Company’s outstanding capital stock, the maximum term of an incentive stock option is five years. The exercise price of nonstatutory stock options granted under the 1986 Plan is determined by the Compensation Committee. Options granted under the 1986 Plan are generally non-transferable. The exercise price may be paid in cash or any other form of consideration that may be acceptable to the Board.

Options granted under the 1986 Plan generally terminate three months after termination of the optionee’s employment or relationship as a consultant or director, unless such termination is caused by the permanent disability or death of the optionee. The 1986 Plan may be amended at any time by the Board, although certain amendments require stockholder approval. The authority to grant additional options under the 1986 Plan will terminate in November 2002, but options previously granted shall remain in effect in accordance with their terms and subject to the 1986 Plan.

The following tables show for the fiscal year ended August 31, 2002, options held at year-end by the Company’s chief executive officer and the four most highly compensated executive officers. Options to purchase 40,000 shares of the Company’s Common Stock were granted to such officers during the last fiscal year. No options to purchase shares of the Company’s Common Stock were exercised by such officers during the last fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5% ($)	10% ($)
David M. Kirk	20,000	7.31%	$2.01	11-5-11	$25,282	$64,068
Darrell L. Ash	5,000	1.83%	$2.01	11-5-11	$6,320	$16,017
David Crawford	5,000	1.83%	$2.01	11-5-11	$6,320	$16,017
Robert J. Kansy	5,000	1.83%	$2.01	11-5-11	$6,320	$16,017
Jon Prokop	5,000	1.83%	$2.01	11-5-11	$6,320	$16,017

The percentage of total options granted to employees is based on an aggregate of 273,500 options granted to employees of, consultants to and directors of the Company during fiscal year ended August 31, 2002, including the Company’s chief executive officer and four most highly compensated executive officers.

The exercise price per share of each option is equal to the fair market value of the Common Stock on the date of grant.

The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit the stockholder.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options at 08/31/02 (#)		Value of Unexercised In-the-Money Options at 08/31/02 ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David M. Kirk	—	—	115,328	74,672	$7,828.95	$32,971.05
Darrell L. Ash	—	—	51,375	17,291	$1,989.32	$8,310.68
David Crawford	—	—	40,375	34,625	$2,056.01	$8,443.99
Robert J. Kansy	—	—	54,168	15,314	$1,922.63	$8,177.37
Jon Prokop	—	—	30,879	28,921	$1,989.32	$8,310.68

The value of unexercised in-the-money options is based on the fair market value of the Common Stock as of August 31, 2002 of $3.99 per share, minus the exercise price, multiplied by the number of shares underlying the option.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of August 31, 2002:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,158,737	$7.36	291,208
Equity compensation plans not approved by security holders*	624,063	$4.75	65,067
Total	1,782,800	$6.45	356,275

* Summary Description of Material Terms of Equity Compensation Plan Not Approved by Stockholders

Adoption; Eligibility.  On April 8, 1999, the Company adopted the 1999 Equity Incentive Plan (1999 Plan). The 1999 Plan has not been approved by the stockholders. The 1999 Plan provides for the granting of nonstatutory stock options, stock bonuses and rights to purchase restricted stock to employees and consultants. Neither the chief executive officer nor any of the four other highest compensated officers of the Company (as reported in the Summary Compensation Table herein) is eligible to receive stock options, bonuses or restricted stock under the 1999 Plan. Other officers are only eligible to receive awards that are an inducement essential to such individual entering into an employment agreement with the Company or any of its affiliates.

Stock Options.  Stock options granted under the 1999 Plan expire 10 years from the date of grant. The exercise price of each option may not be less than 85% of the fair market value of the stock subject to the option on the date of grant, unless granted pursuant to an assumption of or substitution for another option in a manner provided under the Internal Revenue Code. The purchase price of stock acquired pursuant to an option is paid (i) in cash at the time of grant or (ii) at the discretion of the Board, (A) by delivery of common stock of the Company, (B) pursuant to a deferred payment arrangement or (C) by any other form of legal consideration acceptable to the Board; however, the Company has ceased extending credit to fund the exercise of options to the extent it believes that such activity is proscribed under the recently-enacted Sarbanes-Oxley Act. The vesting period of each option is determined in each option agreement, and may become exercisable in periodic installments and be subject to other terms and conditions as the Board deems appropriate. In the event of termination of employment or a consulting relationship, an option may be exercised (to the extent it was exercisable as of the date of termination unless otherwise provided) only within the time period ending on the earlier of (x) 3 months following the date of termination (12 or 18 months if termination due to disability or death, respectively) or (y) the expiration of the option. An option may also include a right to exercise prior to full vesting. Any unvested shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board deems appropriate.

Stock Bonuses and Restricted Stock.  Stock bonuses and restricted stock issued under the 1999 Plan must be purchased at a price determined by the Board; however, the Board may also award stock pursuant to a stock bonus agreement in consideration for past services. The purchase price of the stock pursuant to a stock purchase agreement is paid (i) in cash at the time of the purchase, (ii) pursuant to a deferred payment arrangement, or (iii) by any other form of legal consideration acceptable to the Board; however, the Company has ceased extending credit to fund the exercise of options to the extent it believes that such activity is proscribed under the recently-enacted Sarbanes-Oxley Act. Shares of stock sold or awarded may be, but are not required to be, subject to a vesting schedule determined by the Board. In the event of termination of employment or a consulting relationship, the Company may repurchase or otherwise reacquire stock held that is not vested as of the date to termination.

Repricings.  The Board has the authority to effect (x) a repricing of any outstanding options under the 1999 Plan and/or (y) with the consent of the affected holders, the cancellation of any outstanding options and the grant of new options covering the same or different numbers of shares of stock. In addition, the Board may grant an option with an exercise price lower than that described above if such option is granted as part of a transaction described in Section 424(a) of the Internal Revenue Code. If awards granted under the 1999 Plan expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock will revert back to and again become available for issuance under the 1999 Plan. To date, the Company has not exercised its option to reprice any outstanding options under the 1999 Plan.

Adjustments in Stock.  In the event of a transaction not involving receipt of consideration by the Company (such as a merger, consolidation, reorganization, stock dividend, or stock split), the 1999 Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the 1999 Plan, and outstanding stock options, bonuses and restricted stock will be adjusted as to the class, number of shares and price per share of Common Stock subject to such stock options, bonuses and restricted stock.

Acceleration of Vesting.  The 1999 Plan provides that, in the event of specified types of merger or other corporate reorganizations in which the surviving or acquiring corporations do not assume the stock options, bonuses and restricted stock outstanding under the 1999 Plan, the vesting and the time during which such stock options, bonuses and restricted stock may be exercised may be accelerated.

Amendment; Suspension; Termination.  The Board in its sole discretion at any time and from time to time may amend, suspend or terminate the 1999 Plan, and may also amend the terms of an outstanding award, including the purchase price thereunder. However, no such amendment, suspension or termination may impair the rights and obligations of the grantee unless the Company requests the consent of the party to whom the award was granted and such person consents in writing.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

General

Compensation of senior executives of the Company is determined by the Compensation Committee of the Board (Committee). The Committee, comprised entirely of outside directors, meets to fix annual salaries in advance and bonuses for the current year, to review annual goals and to reward outstanding annual performance of executive officers and to grant stock options and stock awards pursuant to the Company’s stock plans.

Compensation Philosophy

The primary goal of the Company is to align compensation with the Company’s business objectives and performance. The Company’s aim is to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Board has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this compensation package are:

•	The Company pays competitively with leading companies with which the Company competes for talent.

•	The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•
The Company provides significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

Base Salary

Each executive officer’s base salary is reviewed on an annual basis. Among those factors taken into consideration are (1) individual and corporate performance, (2) level of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices.

Bonus

The Company believes that executive performance may be maximized via a system of annual incentive awards. The actual incentive award earned depends on the extent to which the Company and individual performance objectives are achieved. Each fiscal year the Committee will review and approve the annual performance objectives for the Company and the individual officers. The Company’s objectives consist of operating, strategic and financial goals that are considered to be critical to the Company’s overall goal: building stockholder value. For the fiscal year ended August 31, 2002, the Committee determined that the primary goal in building stockholder value would be the improvement of net income. The objective was partially achieved and the Committee authorized a $2,000 cash bonus to each participant, vesting of 33% of restricted stock granted under an executive bonus program and payment on each recipient’s behalf of income taxes associated with the vesting of such stock.

Long-Term Incentives

The Company’s primary long-term incentive program presently consists of the 1994 Employee Stock Purchase Plan (Purchase Plan), as well as other equity-based plans. The plans utilize vesting periods (generally four years) to encourage key employees to continue in the employ of the Company. Through option grants and other stock awards, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the plans generally is 100% of the fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if the Company’s Common Stock appreciates in the long term.

The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the Purchase Plan, employees, including officers, may have up to 15% of their earnings withheld for purchases of Common Stock on certain dates specified by the Board. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date or the closing date of the relevant offering period.

Chief Executive Officer Compensation

In November 1999, David Kirk was named as President and Chief Executive Officer. Mr. Kirk’s base salary, bonus and grants of stock options were determined in accordance with the criteria described in the “Base Salary,” “Bonus,” and “Long Term Incentives” sections of this report. Mr. Kirk’s Base Salary of $175,000 reflects the Board and the Committee’s assessment of (1) his performance, (2) his skills in relation to other CEO’s in the Company’s industry, (3) the Board’s confidence in Mr. Kirk’s ability to lead the Company’s continued development, and (4) his broad involvement in the operations of the Company.

Certain Tax Considerations

Section 162(m) of the Internal Revenue Code (Code) limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The Board believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year will exceed $1 million. Therefore, the Board has not established a policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as “performance-based compensation.”

From the disinterested members of the Board and Compensation Committee:

            Cornelius C. Bond, Jr.
            Dean C. Campbell
            Francis J. Hughes, Jr.

Compensation Committee Interlocks and Insider Participation

David Kirk, the Company’s President and Chief Executive Officer, participated in the deliberations of the Board concerning executive officer compensation, except where the decision directly involved his compensation package.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee consists, and will continue to consist, of at least three independent members of the Board of Directors as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Board adopted a written charter for the Audit Committee on June 20, 2000, a copy of which is attached as Appendix A to this Proxy Statement.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company’s systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements and the Company’s legal compliance and ethics programs as established by management and the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2002 with management. Furthermore, the Audit Committee has discussed with the Company’s independent auditors, Deloitte & Touche LLP, the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP such auditing firm’s independence. In this regard the Audit Committee considered whether or not the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of the firm.

Based on these reviews and discussions the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2002, the last fiscal year for filing such annual report with the U.S. Securities and Exchange Commission.

Subject to stockholder approval at the Annual Meeting, the Audit Committee has also recommended to the Board of Directors the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending August 31, 2003 and the Board of Directors has approved that recommendation. (See Proposal 4 on page 12).

From the members of the Audit Committee:

Cornelius C. Bond, Jr.
Dean C. Campbell
Francis J. Hughes, Jr.

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph shows the total stockholder return on an investment of $100 in cash on August 31, 2002 for (i) the Company’s Common Stock, (ii) the NASDAQ Stock Market (U.S.) and (iii) the NASDAQ Electronic Components Index. All values assume reinvestment of the full amount of all dividends and are calculated as of August 31 of each year:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG RF MONOLITHICS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

	RF MONOLITHICS, INC.	NASDAQ ELECTRONICS COMPONENTS	NASDAQ STOCK MARKETS (U.S.)
8/97	100	100	100
8/98	39.623	68.635	94.493
8/99	49.686	174.216	175.353
8/00	42.767	381.786	267.903
8/01	16.101	112.180	114.590
8/02	20.075	68.114	84.100

•	$100 INVESTED ON 8/31/97 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS,
FISCAL YEAR ENDING AUGUST 31.

(1)
This Section is not “soliciting material.” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing

CERTAIN TRANSACTIONS

Indemnification

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s By-laws.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board,

James P. Farley
Secretary

December 20, 2002

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended August 31, 2002 is available without charge upon written request to: Corporate Secretary, RF Monolithics, Inc., 4347 Sigma Road, Dallas, Texas 75244.

Appendix A

AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of at least 3 members of the Board of Directors (the “Board”) to be known as the Audit Committee (the “Committee”). The Committee shall be composed of directors who are independent of the management of RF Monolithics, Inc (“RFM”) and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a Committee member.

Statement of Policy

The Committee shall provide assistance to the corporate directors in fulfilling their responsibility to shareholders, potential shareholders and investment community relating to corporate accounting, RFM’s reporting practices, and the quality and integrity of RFM’s financial reports. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent auditors and the financial management of RFM.

Responsibilities

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of RFM are in accordance with all requirements and are of the highest quality. In carrying out these responsibilities, the Committee will:

•
Review and recommend to the directors the independent auditors to be selected to audit the financial statements of RFM and its related entities. Confirm and assure the independence of the independent auditors selected, including a review of management consulting services and related fees provided by the independent auditor;

•	Meet with the independent auditors and financial management to review the scope of the audits and the procedures to be utilized;

•	At the conclusion of the audit, meet with the independent auditor to review such audit, including any comments or recommendations of the independent auditors;

•
Review with the independent auditors, the financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of RFM and elicit any recommendations for improvements. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

•
Ensure that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

•
Provide sufficient opportunity for the independent auditors to meet with the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditor’s evaluation of RFM’s financial and accounting personnel and the cooperation the independent auditors received during the course of the audit.

•	Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•
Review the financial statements in all releases (quarterly and annual) with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders.

RFM-PS-03

DETACH HERE	ZRFM22

PROXY

RF MONOLITHICS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 22, 2003

The undersigned hereby appoints DAVID M. KIRK and JAMES P. FARLEY, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of RF Monolithics, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of RF Monolithics, Inc. to be held at the Addison Conference & Theatre Center, 15650 Addison Road, Addison, Texas 75001-3285 on Wednesday, January 22, 2003, at 10:00 a.m., local time, and at any and all continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 THROUGH 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND A VOTE FOR PROPOSALS 2 THROUGH 4.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

RF MONOLITHICS, INC

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE	ZRFMC1

☒	Please mark votes as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND A VOTE FOR PROPOSALS 2 THROUGH 4.

1.	To elect five directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected. Nominees: (01) David M. Kirk, (02) Michael R. Bernique, (03) Cornelius C. Bond, Jr., (04) Dean C. Campbell and (05) Francis J. Hughes, Jr.				2.
To approve an amendment to the Company’s 1994 Non-Employee Directors’ Stock Option Plan, as amended, to increase (i) the automatic option grants to non-employee directors by 5,500 shares per year and (ii) the aggregate number of shares of Common Stock authorized for issuance under such plan by 100,000 shares.
							FOR ☐	AGAINST ☐	ABSTAIN ☐

	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	3.	To approve an amendment to the Company’s 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	☐	For all nominees except as noted above			4.	To ratify selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending August 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

						MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date: